                                                                    Exhibit 10.2

                     AMENDED AND RESTATED RESEARCH AGREEMENT

     This AMENDED AND RESTATED RESEARCH AGREEMENT (this "Agreement"), dated as of March 15, 2001, is between SPECTRADISC CORPORATION, a Delaware corporation ("SpectraDisc"), and SPECTRA SCIENCE CORPORATION, a Delaware corporation ("Spectra Science").

     Whereas, pursuant to a Technology Transfer Agreement, dated June 30, 1999, by and between SpectraDisc and Spectra Science (the "Original Technology Transfer Agreement"), Spectra Science granted to SpectraDisc, and SpectraDisc had acquired from Spectra Science, an exclusive license to certain patent rights and technology to develop and commercialize single play DVDs and CDs;

     Whereas, SpectraDisc and Spectra Science have amended and restated the Technology Transfer Agreement as of the date hereof to provide development rights and a license with respect to limited-play digital media that is adapted to be read by optical means, including enhancements, applications, processes and technologies related thereto (for example, CDs, DVDs, LDs, and similar technologies and processes);

     Whereas, SpectraDisc engaged Spectra Science to perform, and Spectra Science provided, research and development services upon the terms and conditions of a certain Research Agreement, dated June 30, 1999 (the "Original Research Agreement");

     Whereas, Spectra Science has certain research and development experience and has the facilities, equipment and employees to permit it to carry out research and development activities on behalf of SpectraDisc;

     Whereas, Spectra Science also has certain resources that would allow it to provide certain management services to SpectraDisc; and

     Whereas, SpectraDisc wishes to retain Spectra Science to provide research and development services and to provide such general financial and managerial services under the terms and conditions set forth in this Agreement, and Spectra Science agrees to and accepts such arrangement.

     Now therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Spectra Science and SpectraDisc hereby agree as follows.

Section 1. Definitions. As used herein, capitalized terms shall have the respective meanings set forth below.

     1.1 "Affiliate" of a Person shall mean a Person that directly (or indirectly through one or more intermediaries) Controls, is Controlled by or is under common Control with such Person.

     1.2 "Amended and Restated Technology Transfer Agreement" shall mean the Amended and Restated Technology Transfer Agreement, dated as of March 15, 2001, by and between Spectra Science and SpectraDisc, as amended, modified or supplemented from time to time.

                                     Amended and Restated Research Agreement -1-

     1.3 "Benchmark" shall mean the development of processes, technology and equipment meeting or allowing a user of such to meet the Specifications.

     1.4 "Confidential Information" shall mean all Technology disclosed by Spectra Science to SpectraDisc pursuant to this Agreement, the Original Technology Transfer Agreement, or the Amended and Restated Technology Transfer Agreement.

     1.5 "Control" (and, with correlative meanings, the terms "Controlled by" and "under common Control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation "control" shall mean, among other things, the direct or indirect ownership of more than 50% of its outstanding voting stock.

     1.6 "Force Majeure" shall mean any Act of God, any accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstances or event beyond the reasonable control of the party relying upon such circumstance or event.

     1.7 "Person" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

     1.8 "Product" or "Products" shall have the meaning set forth in the Amended and Restated Technology Transfer Agreement.

     1.9 "Specifications" shall mean the technology, manufacturing, packaging and quality control specifications or requirements of Panasonic Disc Services Corporation or an equivalent major disc replicator regarding the creation and mass production of commercially viable single- or limited-play CDs and DVDs.

     1.10 "Spectra Science Technology" shall have the meaning set forth in the Amended and Restated Technology Transfer Agreement.

     1.11 "Spectra Science Special Technology" shall have the meaning set forth in the Amended and Restated Technology Transfer Agreement.

     1.12 "SpectraDisc Field" shall have the meaning set forth in the Amended and Restated Technology Transfer Agreement.

     1.13 "SpectraDisc Improvements" shall have the meaning set forth in the Amended and Restated Technology Transfer Agreement.

     1.14 "Technology" shall have the meaning set forth in the Amended and Restated Technology Transfer Agreement.


Section 2.  Research and Development; Management Services.

     2.1 Research and Development Services. SpectraDisc hereby engages Spectra Science, and Spectra Science hereby agrees to undertake research and development in connection with the production of technology, processes, materials and equipment necessary for the manufacturing by SpectraDisc of Products that meet the

                                     Amended and Restated Research Agreement -2-

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Specifications (the "Research and Development"). Such services shall be provided as follows:

                                     Amended and Restated Research Agreement -3-

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            2.1.1  Research and Development; Hardware.

                   (i) During the term of this Agreement, Spectra Science shall use commercially reasonable efforts to conduct the Research and Development on behalf of SpectraDisc in a prudent, skillful and diligent manner. Spectra Science shall furnish all labor, supervision, services, supplies and materials necessary to perform the Research and Development as contemplated in the SpectraDisc budget (including the schedules thereto) annexed hereto as Exhibit A.

                   (ii) Spectra Science shall arrange for SpectraDisc to purchase, and SpectraDisc agrees to purchase from third parties, the necessary hardware components for the manufacturing unit to be developed by Spectra Science hereunder (the "Hardware") at the lowest commercially available price.

            2.1.2 Other Activities; Subcontracts. During the term of this Agreement, Spectra Science shall devote such time and effort to the performance of services pursuant to this Agreement as may be necessary or appropriate to fulfill its duties as described in this Section 2.1; provided, however, it is specifically understood and agreed by SpectraDisc that Spectra Science shall not be required to devote itself, on a full time basis, to the provision of such services and that Spectra Science shall have the right to engage in its own research and development activities and in other business activities with other Persons, and SpectraDisc shall not, by virtue of this Agreement, have any right, title or interest in or to such independent activities or to the income or profits derived therefrom and, without limiting Spectra Science's obligation to use commercially reasonable efforts to provide certain services hereunder, nothing set forth in this Agreement shall limit or reduce the ability of Spectra Science to carry on such other activities. SpectraDisc acknowledges and agrees that, in performing the Research and Development, Spectra Science may (at no additional cost to SpectraDisc beyond the fees set forth in Section 3 hereof), and is hereby authorized to, without the prior consent of SpectraDisc, engage or agree or otherwise collaborate with other Persons, including, without limitation, Affiliates of Spectra Science, to provide assistance in carrying out the Research and Development.

            2.1.3 Reports and Records. Spectra Science will provide to SpectraDisc monthly a reasonably detailed report setting forth (a) a summary of the Research and Development, (b) a description of any material developments (whether positive or negative) with respect to the Research and Development, and
(c) the estimated time and expenses necessary to complete the Research and Development. Spectra Science will keep regular laboratory notebook records documenting its research and development efforts on behalf of SpectraDisc. Such notebook will be regularly signed and dated in the ordinary course by the individual or individuals engaged in such research and development efforts and witnessed by other individuals who understand the research and development.

            2.1.4 License to Technology for Development. SpectraDisc hereby grants to Spectra Science an exclusive (against SpectraDisc and all other Persons), worldwide, royalty-free license, including the right to license or sublicense to other Persons, to employ and engage in any and all uses of the Technology owned or licensed by Disc, and the SpectraDisc Improvements solely for purposes of permitting Spectra Science to perform its duties hereunder, including, without limitation, the activities described in Section 2.1.2 hereof. The foregoing license shall terminate upon termination or expiration of this Agreement. The foregoing license is granted in addition

                                     Amended and Restated Research Agreement -4-
to, and not in substitution for, any other rights of Spectra Science in the Technology owned or licensed by Disc and the SpectraDisc Improvements whether pursuant to the Amended and Restated Technology Transfer Agreement or otherwise.

            2.1.5 (Intentionally Omitted)

            2.1.6 Disclaimer of Warranties. Spectra Science cannot and does not guarantee that the Research and Development will be successful in whole or in part, that any materials useful in manufacturing the Product will be developed or that any developed materials will meet SpectraDisc's or any third party's needs in manufacturing the Products. To the extent that Spectra Science has complied with Section 2.1.1 hereof and has not otherwise breached its specific representations, warranties and covenants contained herein, the failure of Spectra Science to successfully develop any materials will not in and of itself constitute a breach by Spectra Science of any representation, warranty, covenant or other obligation under this Agreement or the Amended and Restated Technology Transfer Agreement. Spectra Science disclaims all warranties, whether express or implied, with respect to the Hardware, including warranties of THE HARDWARE'S merchantability, fitness for a particular purpose, and non-infringement.

            2.1.7 Title to Improvements. All right, title and interest to any intellectual property or improvements developed pursuant to this Amended and Restated Research Agreement shall be governed by the provisions of the Amended and Restated Technology Transfer Agreement.

     2.2    Management Services.

            2.2.1 Services Provided.

     (i) Spectra Science will provide persons acting in the capacity of SpectraDisc's Chief Executive Officer, Chief Technical Officer, and Chief Financial Officer functions (specifically, those functions set forth on Schedule
2.2 to this Agreement) including, without limitation except as set forth below, all business and general administrative and general accounting services, materials, supplies and office facilities to SpectraDisc as contemplated on Exhibit A annexed hereto, in consideration for the payments set forth in Section
3.1.2 of this Agreement (the "Management Services"), it being understood that this is a turn-key contract, that SpectraDisc will not in and of itself have offices or employees available to perform such services and that SpectraDisc shall not be responsible for any expenses or other charges other than the payments set forth in Section 3 and its own expenses for purchases of capital equipment, marketing or business development consultants, legal fees, independent auditor fees and patent maintenance costs.

     (ii) Spectra Science shall at all times maintain comprehensive liability and workers' compensation insurance and shall obtain a vendor's broad form endorsement policy which shall name SpectraDisc as an additional insured.

            2.2.2 Indemnification.

     (i) SpectraDisc shall defend, indemnify and hold Spectra Science and its affected directors, officers, employees and agents harmless against any claim, action or loss (including reasonable attorneys' fees and other expenses, collectively, "Loss") to which

                                     Amended and Restated Research Agreement -5-

Spectra Science or such Persons may be subject insofar as a Loss arises out of or relates, directly or indirectly, to the rights, obligations, or performance of SpectraDisc under this Section 2.2; provided that the action or inaction of SpectraDisc or its employees or agents giving rise to such Loss was undertaken in good faith and in a manner that it reasonably believed to be in or not opposed to the best interests of SpectraDisc and did not result from any negligent act or omission on the part of Spectra Science.

     (ii) Spectra Science shall defend, indemnify and hold SpectraDisc and its affected directors, officers, employees and agents harmless against any Loss to which SpectraDisc or such Persons may be subject insofar as such Loss arises out of or relates, directly or indirectly, to the rights, obligations, or performance of Spectra Science under this Section 2.2; provided that the action or inaction of Spectra Science or its employees or agents giving rise to such Loss was not undertaken in good faith and in a manner that a reasonably prudent person would believe to be in or not opposed to the best interests of SpectraDisc or resulted from any negligent act or omission on the part of Spectra Science.

            2.2.3 Other Activities; Subcontracts. During the term of this Agreement, Spectra Science shall devote such time and effort to the performance of services pursuant to this Agreement as may be necessary or appropriate to fulfill its duties as described in this Section 2.2; provided, however, it is specifically understood and agreed by SpectraDisc that Spectra Science shall not be required to devote itself, on a full time basis, to the provision of such services and that Spectra Science shall have the right to engage in its own activities and in other business activities. SpectraDisc acknowledges and agrees that, in providing the Management Services, Spectra Science may (at no additional cost to SpectraDisc beyond the fees set forth in Section 3 hereof), and is hereby authorized to, without the prior consent of SpectraDisc, engage or agree or otherwise collaborate with other Persons, including, without limitation, Affiliates of Spectra Science, to provide assistance in performing the Management Services.


3.   Payment for Services; Timing of Payments.

     3.1    Payments.

            3.1.1 R&D and Hardware Fees.

                  (i) In consideration for the services to be provided by Spectra Science pursuant to Section 2.1 of this Agreement, SpectraDisc shall pay to Spectra Science US$47,750 per month (the "R&D Fees"), due and payable in arrears on the first business day of each month; provided, however, that the fees hereunder will be increased by 5% of the then applicable annual R&D Fees hereunder upon each one year extension of this Agreement.

                  (ii) In further consideration for the services to be provided by Spectra Science pursuant to Section 2.1 of this Agreement, SpectraDisc agrees to pay to Spectra Science US$382,000 in one lump sum upon delivery of a manufacturing unit meeting the Specifications (the "Incentive Fee"); provided, however, that in the event a manufacturing unit meeting the Specifications is delivered to SpectraDisc prior to the one year anniversary date of this Agreement, the Incentive Fee will be reduced by one-

                                     Amended and Restated Research Agreement -6-
twelfth for every month after the date of such delivery and before the one year anniversary of this Agreement.

            3.1.2 Management Fees. In consideration for the Management Services to be provided by Spectra Science pursuant to Section 2.2 of this Agreement, SpectraDisc shall pay to Spectra Science US$17,958.33 per month (the "Management Fees"), due and payable in arrears on the first business day of each month; provided, however, that the Management Fees will be increased by 5% of the then applicable annual Management Fees upon each one year extension of this Agreement.

     3.2 Costs Absorbed by Spectra Science. In the event that (i) SpectraDisc has expended all but US$150,000 of the funds raised in connection with its sale of its Series B Preferred Stock, par value $.01, and (ii) Spectra Science has not met or achieved the Benchmark and delivered the manufacturing unit meeting the Specifications to SpectraDisc, Spectra Science shall waive the R&D Fees and the Management Fees arising during such period, up to a maximum of US$250,000 (based upon the fee structure set forth in Sections 3.1.1 and 3.1.2.).


Section 4.  Representations and Warranties.

     4.1 Representations, Warranties and Covenants of Spectra Science. Spectra Science represents and warrants as of the date of this Agreement, as follows:

     (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate powers adequate for executing, delivering and performing its obligations under, this Agreement;

     (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Spectra Science;

     (iii) this Agreement has been duly executed and delivered by Spectra Science and is a legal, valid and binding obligation of Spectra Science, enforceable against Spectra Science in accordance with its terms; and

     (iv) the execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of Spectra Science or any agreement, document, instrument, indenture or other obligation of Spectra Science.

     4.2 Representations, Warranties and Covenants of SpectraDisc. SpectraDisc represents and warrants as of the date of this Agreement, as follows:

     (i) it a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate powers adequate for executing, delivering and performing its obligations under, this Agreement;

     (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of SpectraDisc;

     (iii) this Agreement has been duly executed and delivered by SpectraDisc and is a legal, valid and binding obligation of SpectraDisc, enforceable against SpectraDisc in accordance with its terms; and

                                     Amended and Restated Research Agreement -7-

     (iv) the execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of SpectraDisc or any agreement, document, instrument, indenture or other obligation of SpectraDisc.

Section 5.  Confidentiality.

     5.1 Confidential Information. Any party receiving Confidential Information hereunder shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement, use all commercially reasonable efforts in each case to prevent the disclosure of any Confidential Information to any other Person. Such restrictions shall not apply to any Confidential Information which is (a) independently developed by the receiving party outside the scope of this Agreement or the Amended and Restated Technology Transfer Agreement, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 5.1 by the express written consent of the other party hereto, (e) disclosed to any permitted assignee, permitted sublicensee or permitted subcontractor of a party hereunder or under the Amended and Restated Technology Transfer Agreement (if such assignee, sublicensee or subcontractor is subject to the provisions of this
Section 5.1 or comparable provisions of other documents), or (f) required by law, statute, rule or court order to be disclosed (the disclosing party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure).

     5.2 Permitted Disclosures. Notwithstanding the provisions of Section 5.1 hereof, Spectra Science and SpectraDisc may, to the extent necessary, except as may be otherwise provided in the Amended and Restated Technology Transfer Agreement, disclose and use Confidential Information consistent with the rights of Spectra Science and SpectraDisc otherwise granted hereunder or under the Amended and Restated Technology Transfer Agreement, for the purpose of securing patent protection for an invention as permitted by such agreement if the party hereto disclosing such Confidential Information uses commercially reasonable efforts to obtain an agreement from the recipient of such information to preserve the confidentiality thereof upon terms reasonably equivalent to those set forth herein; provided, however, that in each such instance the other party hereto shall have been notified of the permitted disclosure.


6.   Disclaimer of Warranty; Consequential Damages.

     6.1 Nothing in this Agreement shall be construed as a representation made or warranty with respect to intellectual property matters, or that any Spectra Science Technology, Spectra Science Special Technology, or SpectraDisc Improvements will not infringe the patent or proprietary rights of any other Person. In addition, except as expressly set forth in Section 4.1 hereof, SpectraDisc acknowledges that THE SPECTRA SCIENCE TECHNOLOGY AND SPECTRA SCIENCE SPECIAL TECHNOLOGY, IS LICENSED "AS IS," AND SPECTRA SCIENCE EXPRESSLY

                                     Amended and Restated Research Agreement -8-

DISCLAIMS AND SPECTRADISC HEREBY WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SPECTRA SCIENCE TECHNOLOGY AND SPECTRA SCIENCE SPECIAL TECHNOLOGY, AND THE SPECTRADISC IMPROVEMENTS INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY TO THIS AGREEMENT SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

     6.2 Damages; Legal Fees. In the event that Spectra Science materially breaches its obligations under the terms of this Agreement, Spectra Science and SpectraDisc agree that SpectraDisc would suffer damages that may be difficult to determine. Accordingly, in the event of a suit by SpectraDisc on such a claim, Spectra Science agrees that, if such a breach is found by a court of competent jurisdiction, SpectraDisc may, at its option (i) elect to receive liquidated damages in the amount one million dollars (US$1,000,000) in lieu of proving actual damages, or (ii) seek actual damages without limitation. In the event of litigation between the parties with respect to this Agreement the loosing party shall indemnify and hold harmless the prevailing party for the legal and expert witness fees and expenses in connection with such litigation, including the legal fees and expenses to enforce this indemnification.


7.   Term and Termination.

     7.1 Term. This Agreement shall be effective as of the date hereof and shall continue in force or effect for a period of one year thereafter (the "Term"), unless earlier terminated by mutual agreement of the parties or as provided in Section 7.2 or 7.3 hereof; provided, however, that this Agreement will be extended for successive one year periods (each, a "Successive Term") unless notice is given by a party hereunder of such party's intention not to extend this Agreement no later than 90 days prior to the end of such Term or Successive Term, as applicable; provided, however, that during the Successive Term this Agreement may be terminated as provided in Section 7.2 or 7.3.

     7.2 Termination by Spectra Science. Spectra Science shall have the right to terminate this Agreement, effective immediately upon written notice of termination to SpectraDisc, in the event that SpectraDisc fails to perform or observe or otherwise breaches any of its material obligations under this Agreement and such failure or breach continues for a period of 60 days after receipt by SpectraDisc of written notice thereof to SpectraDisc from Spectra Science.

     7.3 Termination by SpectraDisc. SpectraDisc shall have the right to terminate this Agreement at any time effective upon ten days' prior written notice of termination to Spectra Science.

     7.4 Effect of Termination. Sections 2.1.1, 5, 6, 7.4, 8, 10, 11, 15 and 16 of this Agreement, and all obligations to pay any amounts due hereunder, shall survive, and shall not be affected by, any termination of this Agreement pursuant to this Section 7.

Section 8. No Implied Waivers; Rights Cumulative.

                                     Amended and Restated Research Agreement -9-

No failure on the part of Spectra Science or SpectraDisc to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.


Section 9.   Force Majeure.

Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of either party to make any payments to the other party hereunder, if such failure or delay is caused by Force Majeure.


Section 10.  Relationship of the Parties.

Nothing contained in this Agreement is intended, or is to be construed, to constitute Spectra Science and SpectraDisc as partners or joint venturers or Spectra Science as an employee of SpectraDisc. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.


Section 11.  Notices.

All notices, requests and other communications to Spectra Science or SpectraDisc hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission (with confirmation of receipt) or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or such other address as may be specified in writing to the other party hereto):

                         Spectra Science Corporation
                         321 South Main Street
                         Suite 102
                         Providence, RI 02903
                         Attention: President

                         SpectraDisc Corporation
                         321 South Main Street
                         Suite 102
                         Providence, RI 02903
                         Attention: President

                    With copies to:

                                    Amended and Restated Research Agreement -10-

                         Herrick, Feinstein LLP
                         2 Park Avenue
                         New York, New York 10016
                         Attn: Michael Heitner

                         Hollinger Digital, Inc.
                         1825 K Street N.W.
                         Washington, D.C. 20006
                         Attn: Richard Perle

Any notice or communication given in conformity with this Section 11 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or other facsimile transmission and three days after mailing, if mailed.


Section 12.  Further Assurances.

Each of Spectra Science and SpectraDisc agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.


Section 13.  Successors and Assigns.

The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Spectra Science, SpectraDisc, and their respective successors and assigns; provided, however, that neither Spectra Science nor SpectraDisc may assign or otherwise transfer any of its rights and interests, nor delegate any of its respective obligations, hereunder without the prior written consent of the other party hereto (which consent may not be unreasonably withheld); provided further, however, that Spectra Science and Spectra Disc may, without consent, fully assign its rights and interest, and delegate its obligations, hereunder, effective upon written notice thereof, to (a) an Affiliate if such Affiliate assumes all of the obligations of the assignor hereunder and this Agreement remains binding upon Spectra Science and Spectra Disc, as the case may be, or (b) to any Person which acquires all or substantially all of the assets of Spectra Science or SpectraDisc or which is the surviving Person in a merger or consolidation with such party. Any attempt to assign or delegate any portion of this Agreement in violation of this Section 13 shall be null and void. Subject to the foregoing, any reference to Spectra Science or SpectraDisc hereunder shall be deemed to include the successor thereto and assigns thereof.

                                    Amended and Restated Research Agreement -11-

Section 14.  Amendments.

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by Spectra Science or SpectraDisc therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Spectra Science and SpectraDisc, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Spectra Science and SpectraDisc.


Section 15.  Governing Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit or proceeding arising out of or relating to this Agreement will be heard exclusively in the federal or state courts sitting in Providence, Rhode Island. To the extent that the Uniform Computer Information transactions Act applies to any of the intellectual property addressed herein, the application of such act to the interpretation, enforcement and construction of this Agreement is rejected.


Section 16.  Restrictive Covenant.

For the duration of this Agreement and indefinitely thereafter, Spectra Science and Nabil Lawandy, individually, and Affiliates Controlled by either or both them, each severally covenant that he, she, or it shall not compete directly or indirectly, with SpectraDisc in the SpectraDisc Field nor in any business in which Spectra Disc may engage relative to the production, commercialization, or development of Products, CDs DVDs or LDs (such restricted businesses being collectively referred to herein as the "Business"), nor shall he, she, or it, directly or indirectly, license or otherwise grant or sell property rights (including, but not limited to, Technology) to any party other than SpectraDisc for the purpose of engaging in the Business; provided, however, that in the event all or substantially all of the assets of Spectra Science are acquired, whether by sale, merger, consolidation or otherwise, to a Person (the "Purchaser") who, prior to such transaction was, directly or indirectly, engaged in competition with Spectra Disc in the Business, then this restrictive covenant shall not apply with respect to the activities of such Purchaser as they existed on the date of such acquisition or to the extent that the assets of Spectra Science are not used in furtherance of competition in the Business after such transfer.

Nabil Lawandy acknowledges that (i) SpectraDisc is engaged and in the future will be engaged in the Business, (ii) he is one of the limited number of persons who developed or is currently developing SpectraDisc's Business, (iii) his services to SpectraDisc were and are special and unique, (iv) SpectraDisc's Business is national and international in scope, (v) SpectraDisc would not have been able to raise equity capital from Hollinger Digital Inc. on the date hereof but for the agreements and covenants contained in this Section 16, (vi) he has the means to support himself and his dependants other than engaging in the Business and the provisions of this Section 16 will not impair such

                                    Amended and Restated Research Agreement -12-
ability, and (vii) the provisions and of his Section 16 are essential to protect the business and goodwill of SpectraDisc and are reasonable in all respects in light of the circumstance under which they were entered.

Each of Spectra Science and Nabil Lawandy acknowledge and agree that SpectraDisc shareholders would be irreparably injured by any violation by them of the provisions of Section 16 of this Agreement, that damages at law would be inadequate, and that SpectraDisc shall be entitled to obtain an injunction in any court of competent jurisdiction to restrain any such violation without the need to post any bond or prove special damages.


Section 17.  Severability.

If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Spectra Science and SpectraDisc hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.


Section 18.  Headings.

Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.


Section 19.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.


Section 20.  Entire Agreement.

This Agreement, together with any agreement referenced herein, constitutes, on and as of the date hereof, the entire agreement of SpectraDisc and Spectra Science with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between Spectra Science and SpectraDisc with respect to such subject matter are hereby superseded in their entirety, including but not limited to the Original Research Agreement.


                            [Signature Page Follows]

                                    Amended and Restated Research Agreement -13-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered as of the date first above written.



                                        SPECTRADISC CORPORATION



                                        By: /s/ Nabil M. Lawandy
                                            ____________________________________
                                        Name:  Dr. Nabil M. Lawandy
                                        Title: President


                                        SPECTRA SCIENCE CORPORATION



                                        By: /s/ Nabil M. Lawandy
                                           ____________________________________
                                        Name:  Dr. Nabil M. Lawandy
                                        Title: President


                                        /s/ Nabil M. Lawandy
                                        ________________________________________
                                        Nabil M. Lawandy, individually,
                                        as to Section 16 only



                     (SIGNATURE PAGE TO RESEARCH AGREEMENT)

                                    Amended and Restated Research Agreement -14-